UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 8, 2014

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

(Address of Principal Executive Offices)

(212) 531-5965

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 8, 2014, Keryx Biopharmaceuticals, Inc. (the “Company”) appointed Mr. Gregory P. Madison as Executive Vice President and Chief Operating Officer of the Company and entered into an agreement, dated January 21, 2014 (the “Employment Agreement”) governing the terms of Mr. Madison’s employment ending on February 15, 2017 unless extended upon the mutual, written agreement of the parties.

From January 2, 2013 to February 7, 2014, Mr. Madison was with AMAG Pharmaceuticals (NASDAQ: AMAG), where he served as the Executive Vice President and Chief Commercial Officer. Prior to AMAG, Mr. Madison spent 12 years at Genzyme/Sanofi with his last role serving as Vice President and General Manager of the Renal division. Mr. Madison’s prior experience in the Renal division of Genyme/Sanofi also included serving as vice president and general manager of the U.S. business; vice president of U.S. sales; and vice president of U.S. marketing. During his tenure with Genzyme, Mr. Madison also had roles in sales management, training, managed markets and reimbursement. Prior to joining Genzyme, Mr. Madison spent five years at Jannsen Pharmaceuticals in sales and sales management roles, and began his career in the pharmaceutical industry in sales with Wyeth-Ayerst. He holds a Bachelor of Business Administration in Finance from the University of Massachusetts, Amherst.

Under the Employment Agreement, Mr. Madison’s base salary will be equal to $400,000 per year, subject to increases by the Compensation Committee of the Company’s Board of Directors (the “Committee”) at any time in its sole discretion. Mr. Madison’s base salary may be reduced only in connection with a proportionate reduction of compensation applicable to all other executive officers. Mr. Madison is also eligible to receive an annual discretionary bonus, not to exceed 50% of his base salary, if certain performance goals are met in the discretion of the Committee.

On February 8, 2014, Mr. Madison was granted 85,000 shares of restricted Company common stock (the “Stock Grant”), options to purchase an additional 80,000 shares of the Company’s common stock (the “Option Grant”) and further options to purchase an additional 115,000 shares of the Company’s common stock (the “Milestone Option Grant”) subject to the terms and conditions of the Company’s stock plans. The Stock Grant will vest as to 25,000 shares immediately, and the remaining 60,000 shares will vest over three years with the first one-third vesting on February 8, 2015 and thereafter the remaining shares will vest in equal quarterly installments from February 8, 2015 through February 8, 2017, conditioned upon Mr. Madison’s continued employment. The Option Grant will vest over three years with the first one-third vesting on February 8, 2015, and thereafter the remaining shares shall vest in equal quarterly installments from February 8, 2015 through February 8, 2017, conditioned upon Mr. Madison’s continued employment. The Milestone Option Grant will vest as follows: (i) 15,000 options vesting upon the first commercial sale of Zerenex™ (ferric citrate coordination complex) within 90 days of marketing approval by the FDA, (ii) 30,000 options vesting upon reported net sales for Zerenex of ≥$25 million in a calendar quarter, (iii) 30,000 options vesting upon reported net sales for Zerenex of ≥$50 million in a calendar quarter, and (iv) 40,000 options vesting upon reported net sales for Zerenex of ≥$75 million in a calendar quarter, conditioned upon Mr. Madison’s continued employment.

Under the Employment Agreement, Mr. Madison will be entitled to cash severance payments if the Company terminates his employment without cause (as defined in the Employment Agreement) or if Mr. Madison resigns his employment for good reason (as defined in the Employment Agreement).

In connection with the execution of the Employment Agreement, Mr. Madison agreed to maintain Company Confidential Information and Trade Secrets (as defined in the Employment Agreement) and also to adhere to certain covenants of non-competition.

The foregoing summary of the Employment Agreement is qualified in its entirety by the copy of such agreement filed as Exhibit 10.1 hereto and incorporated by reference.

No family relationships exist between Mr. Madison and any of our directors or other executive officers. There are no arrangements between Mr. Madison and any other person pursuant to which Mr. Madison was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Madison has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed as part of this report:

Number	Description

10.1	Employment Agreement with Gregory P. Madison dated January 21, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc.
(Registrant)

By	/s/ James F. Oliviero
James F. Oliviero, CFA
Chief Financial Officer

Date: February 10, 2014

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Employment Agreement with Gregory P. Madison dated January 21, 2014.